Exhibit 99

Intermountain Gas Company acquisition completed; company joins MDU Resources Group

BISMARCK, N.D. – Oct. 1, 2008 – MDU Resources Group, Inc. (NYSE:MDU) announced today that its acquisition of Intermountain Gas Company, a wholly-owned subsidiary of privately held Intermountain Industries, Inc., has been finalized. The enterprise value of the transaction, including indebtedness, is approximately $328 million.

Intermountain Gas, headquartered in Boise, Idaho, serves more than 300,000 customers in 74 communities in Idaho, including the Boise metropolitan area, Twin Falls, Sun Valley, Pocatello and Idaho Falls. Intermountain began operations in 1956 and employs 332 people.

“We are extremely pleased with this acquisition,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “Intermountain operates in a high-growth area and its employee base is outstanding. This is just a great fit for our utility business.”

With the addition of Intermountain, MDU Resources Group’s total utility customer base exceeds 930,000 customers.

“We’ve been in the utility business for more than 80 years,” said Dave Goodin, president and chief executive officer of the corporation’s utility business. “We are committed to continue the high level of service that Intermountain customers have come to expect.”

Intermountain is now an indirect wholly owned subsidiary of MDU Resources, continuing to operate as Intermountain Gas Company. Intermountain will join Montana-Dakota Utilities Co., Great Plains Natural Gas Co. and Cascade Natural Gas Corp. as MDU Resources utility business units. The utility business now serves approximately 810,000 natural gas customers in Idaho, North Dakota, Minnesota, Montana, Oregon, South Dakota, Washington and Wyoming, as well as approximately 121,000 electric customers in North Dakota, Montana, South Dakota and Wyoming.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: energy, construction materials and utility resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and contracting, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

6

Media:
Richard Matteson, director of communications and public affairs, (701) 530-1700
Mark Hanson, senior public relations representative, (701) 530-1093

7